Exhibit 23.1

[ROTHSTEIN KASS LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Tasker Products Corp. on Form S-8 (Registration Statement Nos. 333-135903 and 333-121054) of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 31, 2008, relating to the consolidated balance sheets of Tasker Products Corp. and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity(deficit), and cash flows for each of the years in the three-year period ended December 31, 2007.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
March 31, 2008